Exhibit 99.2

                                  [CHASE LOGO]


                         ANNUAL STATEMENT OF COMPLIANCE


Pursuant to the servicing agreement, the undersigned Officer, to the best of his/her knowledge, hereby certifies to the following:

I have reviewed the activities and performance of the Servicer and, during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of the Officer's knowledge, the Servicer has fulfilled all its duties, responsibilities or obligations under these Agreements throughout such year.

      a)    All property inspections have been completed.

      b)    Compliance relative to Adjustable Rate Mortgages has been met.

      c)    Compliance with IRS Foreclosure reporting regulations enacted as IRS
            Section 6060J by the Deficit Reduction Act, regarding Acquired and/or Abandonment property have been completed.

      d) All loans serviced in states that have statutes requiring payment of interest on escrow/impound accounts have been completed.

      e) That such Officer has confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement are in full force and effect.

      f)    Enclosed is a copy of our most recent independent audit statement.





CERTIFIED BY:         /s/ Kim Greaves                    Date: March 13, 2006
                      ----------------------                   -----------------
    Kim Greaves
                      Senior Vice President
                      Chase Home Finance LLC


                     /s/ Jim Miller                      Date: March 13, 2006
                     -----------------------                   -----------------
                     Jim Miller
                     Senior Vice President
                     Chase Home Finance LLC

SEE EXHIBIT 99.1 FOR MOST RECENT INDEPENDENT AUDIT STATEMENT